Exhibit 10.31

MASTER RESEARCH AND DEVELOPMENT AGREEMENT

THIS AGREEMENT is made effective as of January 5, 2022 ("Agreement Date”)

BETWEEN:

1.	Full Name:Viriom, Inc.

Address:12760 High Bluff Drive, Suite #370 San Diego, CA 92130

Tele phone:858-794-4860

(hereinafter referred to as "Viriom"); and

2.Full Name:Trawsfynydd Therapeutics Inc. Address:1209 Orange Street,

Wilmington, DE 19801

Telephone:858-794-1930

(hereinafter referred to as "Customer").

WHEREAS, VIRIOM is a biotech company engaged in the research, development and providing related services in the area of virology; and

WHEREAS, Customer is a biotechnology company involved in the research. development, manufacture and sale of new and useful pharmaceutical products, and Customer desires to engage the VIRIOM on a confidential basis to provide Customer with certain products and/or services;

VIRIOM and Customer hereby agree as follows:

1.	DEFINITIONS

In this Agreement the following expressions shall have the following meanings:

1.1	"Affiliates" shall mean the companies under the control of, controlled by or under common control with either of the Parties. For the purposes of this definition, the term "control" shall mean ownership of the majority of the stock of such Party.

1.2“Agreement" means this Research and Development Agreement together with the Exhibits attached hereto and the Appendices executed by both Parties and attached hereto from time to time. Such appendices shall set forth the program(s) to be performed by VIRIOM hereunder ('"Program", "Work Order") and the payment schedule(s) with respect thereto ("Payment Schedule"), and such other terms and conditions as may be agreed upon by the Parties. Work Orders as discussed in Section 2.3 will be deemed Appendices when properly executed by both Parties.
1.3

"Confidential Information" means the information (whether oral, written or in any other form) concerning transactions, dealings, projects, plans, proposals and other business affairs of Customer and of VIRIOM and any and all Technical Information used in and/or developed by

VIRIOM's Personnel and Customer's Personnel in the course of or in connection with the Services and Program.

1.4"Exclusive Product" means a Product to which VIRIOM has granted Customer exclusive rights as provided in Section 4.3.

1.5“Intellectual Property Rights" means patents, patent applications, copy right, know-how and other intellectual prope1ty rights.

1.6"Limited Exclusivity Product" means a Product to which VIRIOM has granted Customer limited exclusivity rights as set forth in section 4.4.

1.7"VIRIOM's Personnel" means VIRIOM's directors, consultants, employees and any other persons engaged in the Progran1 under the direction of VIRIOM.

1.8"Non-Exclusive Product" means a Product for which no exclusive rights have been granted by VIRIOM to Customer as set forth in section 4.2.

1.9	"Parties" means VIRIOM and Customer and "Party" means VIRIOM or Customer.

1.10"Product" means both the chemical entity designated in the applicable Program and all testing data and results obtained in the applicable Program.

1.11	"Program" shall mean the work to be pe1formed pursuant to a Work Order.

1.12"Related Compound" shall mean any compound which is a Homologue, Isomer, Analogue or First-order derivative of a chemical entity Product that has Exclusive or Limited Exclusivity status. "Homologue" shall mean a compound differing from such a Product by a methylene group or an ethylene group or a similar or equivalent group that does not affect the central relationship of the functional groups in the Product. "Isomer" shall mean a compound differing from such a Product by positional isomery, geometric isomery, or stereochemical isomery. "Analogue" shall mean a compound which differs from another compound by the replacement of a single group within the compound. "First-order derivative" shall mean a compound derived from such a Product by a single chemical reaction excluding, however, any compound which differs from any Product to such an extent that it would not reasonably be considered to be an obvious extension of a

Product.

1.13"Services" means the services to be carried out by VIRIOM to perform under the Program(s).

l.14"Specifications" means the specifications, if any, identified in the Program.

1.15	"Technical Information" means, but is not limited to, improvements, inventions, developments, techniques, processes, methods, specifications, procedures, data, compound structures, formulae; testing methods and materials, test results, trade secrets and know-how, all as the same may be used in and/or arise from the performance of the Services.

1.16	“Customer's Personnel" means Customer' s directors, consultants, employees and any other persons under the direction of Customer having access to the substance and results of the Program.

1.17"T&M" means cost of the Program related to VIRIOM expenditure for the Program billed by VIRIOM to the Customer including but not limited by time, materials, VIRIOM personnel wages, overhead, lease of space and equipment spent on the Program.

1.18"FTE" means cost of the Program billed by VIRIOM to the Customer related to the cost of VIRIOM Full Time Employee with reasonable skills, technical competence and suitable qualification engaged in the Program for a specified period.

1.19"Fixed Price" means the cost of the Program as agreed between the Parties at the time of issuance and acceptance of a Work Order.

2.	Work Orders

2.1	Work Proposal

From time to time, Customer shall provide to VIRIOM a work proposal detailing a Program that includes Customer's description of Product(s), Specifications (e.g., purity, quantity, methodologies, et cetera). and the date required for Customer' s receipt of Product(s) ("Work Proposal").

Customer shall further designate in the Work Proposal the proprietary position it requires with respect to each of the Products. The proprietary positions requested by Customer shall be designated as "Exclusive", "Non- Exclusive", or "Limited Exclusivity". In the absence of any such explicit designation, it shall be understood that Customer requests an “Exclusive" position with respect to each of the Products.

2.2	Offer

If VIRIOM is interested in carrying out the Program set forth in the Work Proposal, it shall notify Customer by providing it with a written offer that includes VIRIOM's proposed Payment Schedule and other terms not contained in this Agreement for each and all of the contemplated work in the Work Proposal ("Offer"). If the proprietary position requested by Customer is not available, VIRIOM shall notify Customer what proprietary position is available. An Offer, if made by VIRIOM, shall be provided to Customer within two (2) weeks of VIRIOM's receipt of the Work Proposal. It is understood that the Payment Schedule shall be based, in part, on the proprietary position that Customer requests and the availability of such position with respect to the applicable Product(s).

2.3	Work Order

If Customer accepts VIRIOM's Offer, Customer shall submit a written Work Order to VIRIOM authorizing it to carry out the Program w1der the terms set forth in the Offer

("Work Request"). Customer shall be under no obligation to accept the Offer. If the Work Order contains terms and conditions conflicting with, or different from, (i) the Offer or the (ii) the terms of this Agreement, then such conflicting or different terms contained in the Work Order will not be deemed accepted by VIRIOM (even if VIRIOM conducts work under the Work Proposal) unless the Work Proposal is executed by VIRIOM in accordance with Section 12.6. All Work Requests will contain at least the information presented in Exhibit 1.

2.4	Multiple Work Proposals, Offers, and Work Orders may be executed under the scope of this Master Research Agreement.

3.	The Services

3.1	VIRIOM shall use its reasonable endeavors to commence the Services on or before the commencement date set forth in the applicable Program and to complete the Services on or before the completion date set forth in the applicable Program, subject to extension by mutual written agreement of the Parties.

3.2	VIRIOM shall ensure that VIRIOM's Personnel exercise reasonable skill, care and diligence in the performance of the Services.

3.3	VIRIOM shall ensure that VIRIOM's Personnel involved with the Services are technically competent and suitably qualified to carry out the parts of the Services assigned to them.

3.4	VIRIOM and Customer shall appoint Program Managers and a to-be-named Designated Supervisor for each specific Program as set forth in each Work Order. The YIR1OM Program Manager and the Customer Designated Supervisor shall be the principal points of contact between the Parties for all matters relating to this Agreement. VIRIOM may change its Program Manager and Customer may change its Program Manager or Designated Supervisor by giving 10 (ten) days notice in writing to the other Party.

3.5No variation to the Services shall be made without the prior written agreement of the duly authorized representative of each Party to such variation.

4.	Proprietary Nature of Products; Restrictions

4.1	Upon payment to VIRIOM as provided in the Work Order for any Exclusive Product, and made in accordance with Section 6 of the Agreement, Customer shall have title to the physical samples and test results for Products it receives for such payment, and Customer shall have no further obligation to VIRIOM with respect to such Products unless otherwise provided in this Agreement.

4.2	VIRIOM shall not use, sell or supply any Exclusive Product, nor grant any rights with respect thereto, nor disclose any infom1ation related thereto, to any third party (other than an Affiliate of Customer) for any purpose whatsoever.

4.3	Any Product designated as "Non-Exclusive Product" may be offered for sale to others by VIRIOM.

4.4	a. If Customer elects “Limited Exclusivity'' for a Program, and requests a period of exclusivity, then for the period of time to specified in the Work Order ("Period of Exclusivity"), VIRIOM shall not use, sell or supply any Limit ed Exclusivity Product, nor grant any rights with respect thereto, nor disclose any information related thereto, to any third party (other than an Affiliate of Customer).

b. If Customer elects "Limited Exclusivity" for a Program, and requests a limited number of sales of Product to third parties, then VIRIOM shall not sell or supply such Products to more than the number of third parties specified in the Work Order, (other than an Affiliate of Customer).

4.5	At any time during the Period of Limited Exclusivity, Customer may request to extend the Period of Exclusivity by paying VIRIOM for each month of extended exclusivity, as agreed upon in writing by the Parties. After the Period of Exclusivity, and any agreed-to extensions thereof, the Product shall become Non-Exclusive.

4.6	No Product nor Related Compound(s) shall have Exclusive or Limited Exclusivity status if the Product or Related Compound is listed in VIRIOM's catalog or database at the time that VIRIOM receives a Work Proposal for the Product.

5.	INFORMATION AND REPORTS

5.1     VIRIOM shall keep Customer fully informed of the progress of the Services by providing summary reports to the Designated Supervisor at the end of each month until the Services are complete d or the Agreement is terminated.

5.2	VIRIOM shall ensure that its key personnel involved with a Program and the Program Manager are reasonably available for telephone and face-to-face discussions with Customer's Personnel as may be agreed upon by the Parties. If Customer requests VIRIOM Personnel to attend any further meetings other than those on VIRIOM premises, VIRIOM shall be reimbursed for reasonable travel expenses incurred by VIRJOM Personnel attending any such meetings.

5.3VIRIOM shall provide such written reports to Customer as may be specified in the applicable Program. VIRIOM shall promptly provide Customer with copies of all Technical Information, data, records and supporting documentation reasonably requested by Customer relating to the Services, subject to the provisions of Section 7, including without limitation Product information such as analytical and structure determination information.

6	INVOICE AND PAYMENT

6.1	VIRIOM shall submit an invoice to Customer for each payment due in accordance with the applicable Payment Schedule related to the Fixed Price, T&M, or FTE business arrangement for the corresponding Work Order.

6.2	Customer shall pay VIRIOM's invoice in accordance with the schedule established in the applicable Work Order. In the absence of Work Order payment schedule, Customer shall pay VIRIOM's invoice within 30 (thirty) days after Customer' s receipt of corresponding Product or a part of the Product in compliance with Specifications and Program schedule.

6.3	Unless otherwise agreed upon by Customer, it reserves the right to reject any Product delivered after a period of time that is twice as long as the provided for in the Work Order for delivery of Product.

7	INTELLECTUAL PROPERTY RIGHTS

7.1	With respect to all Products designated as Exclusive by Customer, VIRIOM will promptly disclose to Customer any inventions, know-how or discoveries relating to Products, developed or discovered as a result of the work contemplated under this Agreement, whether or not patentable. VIRIOM agrees to assign or cause assignments of any such inventions to Customer, at Customer's cost, and provide reasonable assistance to Customer at Customer's cost in preparing and prosecuting such patent applications thereon, as Customer deems necessary to adequately protect its rights in such inventions, know-how and discoveries.

7.2	Except for purposes of the work contemplated by this Agreement, no right or license to use the Confidential Information or any technology or intellectual prope1iy rights of Customer is granted by implication or otherwise.

7.3	VIRIOM shall disclose in writing to Customer, in advance, any Intellectual Property Rights patents of VIRIOM or any Intellectual Property Rights known to VIRIOM belonging to a third party which may be infringed by the use of a Product, or process for making a Product, developed for Customer by VIRIOM hereunder.

8	CONFIDENTIAL INFORMATION

8.1	The Parties shall procure that VIRIOM's Personnel and Customer's Personnel shall:

(i)not disclose any of the other Party's Confidential Information to any person other than VIRIOM's Personnel and/or Customer's Personnel who have entered into legally binding confidentiality obligations at least as restrictive in scope to those set out in this Clause 8;

(ii)not use any Confidential Information for any purpose other than in accordance with this Agreement; and
(iii)take all reasonable steps necessary to prevent the unauthorized disclosure and/or use of any Confidential Information which steps shall at least equal those taken to protect Recipient's own Confidential Information.

8.2	The obligations of Clause 8.1 shall not apply to any Confidential Information which:

(i)is in the public domain at the ti.me of disclosure or subsequent to the time of disclosure to enters the public domain through no fault of receiving Party;

(ii)either Patt y can prove by docun1entary evidence was already in the possession of that Patty prior to the date of this Agreement;

(iii)is the subject of at1 order to disclose by a Court having the right and power to make such an order;

(iv)is received from a third party not under an obligation of confidentiality to either Party; or
(v)is required to be disclosed by legal or regulatory process; provided, in each case the Party required to disclose timely informs the other Party and uses reasonable efforts to limit the disclosure and maintain confidentiality to the extent possible and permits the other party to intervene and contest or attempt to limit the disclosure.
8.3	Any Confidential Information, including without limitation research results, data and other Technical Information, developed by VIRIOM's Personnel in the course of or in connection with the performance of the Services hereunder relating to an Exclusive Product shall belong solely to Customer and shall be considered Customer's Confidential Information subject to the provisions of Sections 8.1 and 8.2 above.
8.4	Customer may disclose VIRIOM's Confidential Information to its corporate licensees and collaborators, for development of the Product, on a need to know basis ar1d provided that any such licensees, and collaborators are made aware of the confidential nature of the Information and execute agreements at least as restrictive as the provisions contained in this Agreement to maintain the confidentiality thereof.
9	WARRANTIES, INDEMNITIES AND LIMITATION OF LIABILITY

9.1Warranties

9.1.1 The Parties understand that the Product(s) may possess chemical, physical and toxicologicalproperties that are unknown at this time. Each Patty agrees to observe all the safety precautions that a technically qualified, prudent researcher would observe when handling chemical compounds of unknown toxicity, in order to limit exposure to laboratory personnel and the environment. Access to the Product(s) will be restricted to technically qualified individuals who have been adequately notified as to the known and potential hazards of these Product(s) and adequately instructed as to their proper handling

9.1.2	Each Party shall promptly inform the other of any toxicity, instability, or other hazards known to it that would impede the safe handling of Product(s).
9.1.3EXCEPT AS MAY BE OTHERWISE STATED HEREIN, VIRIOM MAKES NO REPRESENTATIONS, AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCTS OR RELATED COMPOUNDS FURNISHED HEREUNDER. THERE ARE NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FORA PARTICULAR PURPOSE, OR THAT THE USE OF PRODUCTS OR COMPOUNDS WILL NOT INFRINGE ANY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHTS OF A THIRD PARTY.

9.2	Indemnities

9.2.1VIRIOM assumes the entire risk of injury or damage resulting from its preparation, handling, use, or testing of Product under VIRIOM's control and agrees to indemnify and hold Customer harmless from any loss, damage, claim, or cost of defending against any claim arising from VIRIOM's preparation, handling, use, or testing of Product under VIRIOM's control except to the extent that such loss or damage was caused by Customer's negligence.

9.2.2Customer assumes the entire risk of injury or damage resulting from its preparation, handling, use, or testing of Product under Customer's control and agrees to indemnify and hold VIRJOM harmless from any loss, damage, claim, or cost of defending against any claim arising from Customer's preparation, handling, use, or testing of Product except to the extent that such loss or damage was caused by VIRIOM's negligence.

9.2.3Customer also agrees to indemnify, hold harmless and defend VIRIOM, and its directors, officers, employees, Affiliates, and agents, against any and all legal claims, proceedings, demands, liability and expenses of any kind, including legal expense and reasonable attorney fees, for death, illness, personal injury, property damage, infringement, improper business practices and noncompliance with applicable laws, arising out of or relating to the design, manufacture, distribution, advertisement, consumption, sale, or use of any Products or Related Compounds.

10.TERMINATION

10.	lTermination Events

10.1.1Termination Right. Each Party shall have the right to terminate this Agreement without cause at any time upon not less than thirty (30) days prior written notice.

10.1.2If either Party shall be in material breach of this Agreement, and should such breach continue for sixty (60) days after written notification to the Party in breach, then the non-breaching Party may at its option terminate this Agreement or suspend the performance of its obligations under this Agreement by giving the Party in breach immediate notice of termination or suspension. Suspension by one Party of performance shall not preclude such Party later terminating this Agreement pursuant to this Clause 10.1.3.

10.l.3 In the event of termination by either Party, Customer shall pay VIRIOM for all amounts due hereunder prior to the effective date of termination. In addition, Customer shall reimburse VIRIOM for all raw materials and components purchased or ordered pursuant to non-cancelable orders prior to receipt of the notice of termination, to the extent that such costs are not included in the payments otherwise due to VIRIOM. At Customer's request, VIRIOM shall deliver such materials and any finished Product(s) then in its possession to Customer, at Customer' s cost and per Customer' s instructions.

10.1.4 In the event that:

(i)either Party becomes insolvent, or an order is made or a resolution passed for the winding up of either party other than for the purposes of a solvent scheme of reconstruction or amalgamation or internal reorganization; or

(ii)an administrator, administrative receiver or receiver is appointed in respect of either Party' s assets and/or business; or

(iii)as a result of financial difficulties either Party makes any voluntary arrangement with its creditors: or

(iv)as a consequence of debt and/or maladministration, either Party takes or suffers any similar or analogous action to those listed in i), ii) or iii) above;

then the other Party shall be entitled to terminate this Agreement by giving immediate written notice of termination.

10.2	Consequences of Termination

10.2.1Termination shall be without prejudice to any other right or remedy the Parties may have arising on or before the date of termination.

10.2.2. Termination pursuant to this provision shall not relieve either Party of any obligation accrued hereunder prior to the date of termination. Following termination of this Agreement Sections 1, 4, 7, 8, 9, 10 and 12 shall remain in full force and effect.

10.2.3. Provided that VIRIOM does not terminated the Agreement persuant to Clause

10.1.2, VIRIOM shall deliver to Customer all results up to the effective date of termination and fulfill its obligations under Section 5.3 hereof. Upon request, each Party shall promptly return to the other all written copies or other embodiments of the other's Confidential Information; provided that the receiving party may retain one complete copy of the Confidential Information solely to be able to monitor its obligations under this Agreement for archival purposes. Customer may retain such of VIRIOM's Confidential Information as it may require in order to practice any license granted to it under this Agreement.

11.	FORCE MAJEURE

11.1	If either Party is affected by any circumstances beyond its reasonable control (including, without limitation, any strike, lock out or other form of industrial action) it shall forthwith notify the other Party of the nature and extent thereof.

11.2Neither Party shall be deemed to be in breach of this Agreement, or otherwise be liable to the other, by reason of any delay in performance, or non-performance, of any of its obligations hereunder to the extent such delay or non-performance is due to any such circumstance as is described in Section 11.1 of this clause of which it has notified the other Party; and the time for performance of that obligation shall be extended accordingly.

11.3	If any of the circumstances described in Section 11.1 of this clause notified as aforesaid prevails for a continuous period in excess of six months, the Parties hereto shall enter into bona fide discussions with a view to alleviating its effects, or to agreeing upon such alternative arrangements as may be fair and reasonable in all the circumstances.

12.	MISCELLANEOUS

12.1	Assignment

This Agreement may not be assigned by either Party without the prior written consent of the other Party, except that either of the Parties may, upon written notice to the other (which notice shall identify the assignee with specificity), assign this Agreement and the rights hereunder to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement provided such successor also assumes any surviving duties and obligations hereunder of the assigning Party.

12.2	Relationship of the Parties

Nothing in this Agreement shall create, evidence or imply any agency, partnership or joint venture between the Parties. Neither Party shall act or describe itself as the agent of the other Party nor shall it represent that it has authority to make commitments on behalf of the other Party.

12.3	Waiver

Failure or delay by either Party to exercise any right or remedy under this Agreement shall not be deemed to be a waiver of that right or remedy, or prevent it from exercising that or any other right or remedy on that occasion or on any other occasion.

12.4	Severance

In the event that any provision of this Agreement shall, for any reason, be held to be invalid or unenforceable in any respect such invalidity or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid or unenforceable provision had not been included herein; however, the parties shall attempt to negotiate in good faith a valid, legal, and enforceable substitute provision that most nearly reflects the original intent of the parties.

12.5	Clause Headings

The headings used in this Agreement are for convenience only and shall not affect its interpretation.

12.6	Entire Agreement and Amendments

This Agreement constitutes the entire agreement and understanding of the Parties relating to the subject matter of this Agreement and supersedes all prior oral and written agreements, w1derstandi.ngs or arrangements between them relating to such subject matter. The Parties acknowledge that they are not relying on any agreement, understanding, arrangement, warranty representative or term which is not set out in this Agreement. No variation, amendment, modification or supplement to this Agreement shall be valid unless made in writing and signed by the duly authorized representative of each Party.

12.7	Notices

Unless otherwise expressly agreed by the Party receiving notice, any notice or other communication required or permitted to be given by either Party under any provision of this Agreement must be in writing, in the English language, and mailed (certified or registered mail, postage prepaid, return receipt requested) or sent by hand or overnight courier, or by facsimile (with acknowledgment received), charges prepaid and addressed to the intended recipient at such Party's address set forth below, or to such other address or number as such Party may from time to time specify by notice to the other Party as provided in this Section. All notices and other communications given in accordance with the provisions of this Agreement will be deemed to have been given and received (i) when actually delivered by band, by mail, or by courier, or (ii) when transmitted by facsimile (with acknowledgment received and a copy of such notice is sent no later than the next business day by a reliable overnight or two-day courier service, with acknowledgment of receipt).

12.8	Governing Law and Disputes

This Agreement is entered into in San Diego, California, U.S.A. and the construction validity and performance of this Agreement shall be governed in all respects by the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California The Parties consent to the exclusive jurisdiction of courts located in California and agree that any disputes relating to this Agreement shall be resolved in the appropriate state court located in the County of San Diego or the appropriate federal com1 for San Diego, California.

12.9	Counterparts

This Agreement may be executed in any number of counterparts and by the different Parties hereto by separate counterparts, each of which when so executed shall be an original, and all of which shall constitute one and the same instrument.

12.10	Attorney's Fees

In the event a dispute arises over this Agreement. the prevailing party in any litigation, arbitration or other action shall be awarded reasonable attorney's fees and costs.

SIGNED for and on behalf of VIRIOM:

By: /s/ Ronald DemeteDate: ___1/5/22_______

Name: Ronald Demete

Title: CFO

SIGNED for and on behalf of Customer:

By: _/s/ Nikolay Savchuk__Date: ___1/5/22_______

Name: Nikolay Savchuk

Title: CEO